EXHIBIT 4.20

                      TRANSLATION FROM THE ORIGINAL SPANISH

                              EMPLOYMENT AGREEMENT
                           ENTERED INTO BY AND BETWEEN
                MEDIA PLANNING GROUP, S.A. AND Mr. Fernando Rodes

                                ----------------

                   Agreement signed by and between the parties
                  under the scope of the provisions of Article
                         2.1.a) of the Employee Act and
                    of Royal Decree 1382/1985, dated August 1

                                ----------------

                           Barcelona, January 20, 2001

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    ------------------------ EMPLOYMENT AGREEMENT --------------------------

                                     SUMMARY

I.    THE PARTIES

II.   REPRESENTATIONS

III.  CLAUSES

Clause 1st. Appointment and Legal Regime

Appointment and Objective of the Agreement
Powers of the Manager
Hierarchical Dependency: Reporting and Rendering of Accounts
Start and Duration
Social Security Regime

Clause 2nd. Economic Regime

Salary
Automobile
Work-Related Expenses
Review and Determination of Economic Conditions

Clause 3rd. Employment Conditions

Hours
Holidays and Vacations
Ethical Duties

Clause 4th. Dedication, Confidentiality, Reservation of Ownership and Non-Competition Agreement

Dedication
Confidentiality
Reservation of Intellectual and Industrial Property
Non-Competition
Penalization
Reporting Obligation
Specific Obligations
Scope of Application

Clause 5th. Social Security

Temporary Disability
Retirement
Widowhood and Orphandom

Clause 6th. Termination and Suspension of Agreement

Indemnification to Manager
Advance Notification
Suspension of Agreement
Company Succession

Clause 7th. Legislation


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    ------------------------ EMPLOYMENT AGREEMENT --------------------------

Clause 8th. Jurisdiction


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In Barcelona, on January 20, 2001

                                        I

                                   THE PARTIES

Party of the first part, Media Planning Group, S.A., a company of Spanish nationality, legally domiciled in Barcelona, Dr. Fleming, No. 17, herein represented by Mr. Leopoldo Rodes, of legal age and Spanish nationality, with domicile in Barcelona, calle Sor Eulalia de Anzizu, 59, holder of national identification document number 36.210.822-J, and by Mr. Alain de Pouzilhac, of legal age and of French nationality, with domicile in Paris, 21 rue de Miromesnil, holder of passport number 753.197.031.529, who represent that they are fully authorized to sign the present Agreement in virtue of the decision by the Board of Directors of Media Planning Group, S.A. of March 30, 2000. This party may hereinafter be called Contracting Party or MPG.

Party of the second part, Mr. Fernando Rodes, of legal age, of Spanish nationality, with professional domicile in Barcelona, calle Dr. Fleming, 17, holder of national identification document number 46.219.948-E, who acts on /his own behalf and interest. This party may hereinafter be called Manager.


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                                       II

                                    REPRESENT

That Manager has held Senior Management positions in different companies in the Media Planning Group since January 1, 1994, having undertaken his professional career as a Manager in different Group companies.

That the work performed by Manager falls within and is coherent with the precepts contained in Royal Decree 1382/1985, of August 1, which regulates the special-nature employment relationship of senior management personnel.

That the employment relationship existing between the parties continues in effect, pursuant to the conditions which have heretofore been applicable, agreeing in the agreement now being signed the new conditions which shall govern the employment relationship starting from the effective date, pursuant to the provisions of Clause 1.7 of this agreement.

That the purpose of both parties has always been and now likewise continues to be that the assumption of management functions, including the tasks of director in the company Media Planning Group, S.A., or in any Group Company by Manager may not prejudice his labor rights, the stability of his job nor the conditions of his severance.

And, by common accord, the parties, mutually recognizing the necessary legal standing to bind themselves, have agreed to formalize the present Senior-Management agreement under the scope established in Article 4.1 of the aforementioned Royal Decree 1382/1985, being governed by the following


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                                       III

                                     CLAUSES

      Clause 1st. Appointment and Legal Regime

      Appointment and Objective of the Agreement

1.1 Manager performs and shall continue performing the functions of a Senior Manager in Media Planning Group, S.A., pursuant to the conditions and terms established in this Agreement.

1.2 The parties define the legal bond between them as a special senior-management relationship, pursuant to the provisions of Art. 2.1.a) of the Amended Text of the Employee Act, and Art. 1.2 of Royal Decree 1382/1985, of August 1.

      Powers of the Manager

1.3 Manager, during the performance of his position, holds the broadest powers for the performance of his function. To this end, Contracting Party shall at all times keep in effect the corresponding notarized powers of attorney inherent to the legal control of the Company and related to the general objectives thereof, which he shall exercise with autonomy and full responsibility only limited by the judgments and direct instructions derived from the supreme government and administrative body of the Company.

1.4 Likewise, the notarized powers of attorney required to perform management activities in the affiliate companies with whose management he is charged, shall be granted and formalized.

      Hierarchical Dependency: Reporting and Rendering of Accounts

1.5 Manager, during the performance of his position, shall report and render accounts directly and exclusively to MPG's Board of Directors.

      Start and Duration

1.6 The Special Senior-Management Employment Relationship governed by the present agreement has an indefinite duration from its start, expressly recognizing seniority from January 1, 1994.

1.7 The effectiveness of this agreement is subject to the effective execution of the "Agreement to Contribute" signed today by and among Havas Advertising, S.A. and the remaining stockholders of Media Planning Group, S.A.

      If the condition precedent stipulated in the preceding paragraph is met, the present agreement shall take effect on the "Completion date" (as defined in the "Agreement to Contribute"), and it shall take full effect from January 1, 2000.


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      Social Security Regime

1.8 Contracting Party shall enroll Manager in such Social Security Regime as at all times appertains pursuant to current law, in virtue of his special-nature labor relationship.

      Clause 2nd. Economic Regime

      Salary

2.1 FIXED CONTRIBUTION: Manager shall receive for his services an annual compensation of a fixed nature in the following amount:

      o     Year 2000: FIFTY MILLION PESETAS (Ptas. 50,000,000)

      o     Year 2001: FIFTY-FIVE MILLION PESETAS (Ptas. 55,000,000)

      The aforementioned compensation of a fixed nature shall be distributed in 12 monthly payments of an identical amount, which shall be paid by months completed. This compensation is understood to be without prejudice to the bonus indicated in the following paragraph and other supplements and incentives as may be established in the future.

2.2 BONUS: In addition to the fixed compensation, Contracting Party shall pay Manager an annual bonus as a function of his personal performance and the objectives established by Contracting Party.

2.3 REPRESENTATION EXPENSES: As representation expenses, these being construed as all those necessary for the performance of the position, Manager may dispose of an annual amount of EIGHT MILLION PESETAS (8,000,000 Ptas.). The aforementioned amount shall be increased by 10% per year.

2.4 PROFIT-SHARING: In addition to the amounts established in the preceding sections, Manager shall have a right to receive 5% on the excess of the consolidated pretax profit of Media Planning Group, S.A., budgeted for each of the fiscal years.

      Automobile

2.5 The Contracting Party shall provide a vehicle to the Manager so that he may be able to perform his functions adequately, and said vehicle shall be charged to the Contracting Party and insured against all risks by the same, pursuant to the company's policy in this regard.

      Work-Related Expenses

2.6 Contracting Party shall provide to Manager, at its expense, a portable telephone for his exclusive use.

2.7 Manager's travel expenses which result from the performance of his functions shall be borne by Contracting Party. To that end,


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      Contracting  Party shall provide  Manager with a company credit card which he may use to pay for work-related expenses.

      Review and Determination of Economic Conditions

2.8 The review and updating of Manager's economic conditions, the determination of the amounts of those that are variable in nature, and the negotiation of new conditions shall be undertaken by Contracting Party's Board of Directors. However, Manager's different compensation items shall be reviewed at least in the IPC.

      Clause 3rd. Employment Conditions

      Hours

3.1 Manager shall not be subject to a specific work day or times, without prejudice to his obligation to perform his own tasks for his position under the principles of effectiveness, good faith, and confidentiality, and taking into consideration at all times the legal precepts in this regard for the rest of the staff.

      Holidays and Vacations

3.2 Manager shall also not be subject to a work schedule for holidays and vacations, without prejudice to his right to enjoy, in an annual calculation, one and the other, for a specific number of days never less than the minimum established in the general legal or contractual precepts. Manager shall organize his holidays and vacation in his prudent judgment, but always taking into consideration the interests of Contracting Party and pursuant to the Board of Directors.

      Ethical Duties

3.3 Manager shall provide his services pursuant to the nature of his position and functions with due diligence and pursuant to the principles of good faith, integrity, and loyalty.

      Clause 4th. Dedication, Confidentiality, Reservation of Ownership and Non-Competition Agreement

      Dedication

4.1 Manager shall perform his employment obligations on a full-time basis, and therefore may not enter into other employment agreements with other companies while the employment relationship subsists, except upon express authorization from Contracting Party's Board of Directors.

4.2 Notwithstanding, Manager may dedicate himself to the management of his assets and wealth, and belong to corporate management bodies of other


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      companies  not in the  Group  insofar  as  such  does  not  prejudice  his performance, and with the knowledge of this circumstance by the Board of Directors.

4.3 Likewise, without the knowledge of this circumstance by the Board of Directors, Manager is not authorized to hold, directly or indirectly, more than 50% of the stock of a company which competes with the Contracting Party, provided that as a result of the aforementioned ownership of stock Manager exercises any type of influence on the management of the competing company.

      Confidentiality

4.4   Manager acknowledges:

      - that in the performance of the employment commitments stipulated in this Agreement, he may have access to confidential information (as defined below and hereafter designated as "Confidential Information").

      - that the activities to be performed by him in execution of this Agreement shall result in direct contacts with Contracting Party's customers, and therefore Manager may have access to technical knowledge, business practices, and in general to contracting party's and its customers' confidential information; and

      - that this confidential information constitutes one of Contracting Party's principal assets, and therefore it is within the legitimate general interest thereof to include a confidentiality clause in this Agreement.

4.5 Pursuant to the aforesaid, Manager agrees to respect and protect the Confidential Information, and at the same time subjects himself to all the terms and conditions of this confidentiality clause, without prejudice to any other agreement which is more favorable to the protection of the Confidential Information.

4.6 In particular, Manager undertakes to keep confidential all oral or written information which he may create, use, receive, or possess while this Agreement is in effect, whether information of a conceptual, creative (in the advertising sense of this term), technical, accounting, administrative nature or other type of information, regardless of its current or future medium, and whose existence and/or content is confidential or is deemed confidential or of appreciable value by Contracting Party and to which Manager has access within the context of the performance of this agreement. In particular, the present obligation refers to the following information:

      - any of contracting party's Data Processing, either for internal use or to be used by one of its customers;

      - any methodology developed by Contracting Party, both to cover its own needs and those of its customers, either a methodology applied to management, personnel management, creation, commercial environment, purchase of media/spaces, audiovisual production, administration, legal or financial activities, etc.


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      -     any transmission of information of a commercial nature or related to research, finance (preferably that related to markets, sales, profit, prices, customer and supplier lists, compensation, etc.).

4.7 Manager undertakes, except for legal or contractual exceptions in this regard, not to acquire any type of ownership rights over all or part of the Confidential Information or information of value to Contracting Party, which is and shall continue to be the exclusive property of Contracting Party or of Third Parties (as applicable).

4.8 Likewise, Manager recognizes and agrees that ownership of all media that contains Confidential Information (principally files, letters, memoranda, notes, reports, lists, plans, drawings, mock-ups, prototypes, photographs, recordings, computer media of any type, as well as any other elements), that Manager may have in his possession, or use or have temporarily, belong exclusively to Contracting Party or to Third Parties (as applicable).

4.9 Manager also agrees not to use or exploit the Confidential Information (including the media on which it is found) for any purpose other than the needs and objectives derived from his employment relationship, except upon express written authorization from Contracting Party.

4.10 As a result, during and after the duration of this Agreement (regardless of the reason for its termination), Manager undertakes:

      i) Not to disclose, publish, reveal, transmit, transfer, or communicate to third parties all or part of the confidential information;

      ii) Not to use or exploit all or part of the Confidential Information for any purposes other than those stipulated in this Agreement or authorized in writing by Contracting Party.

      iii) Not to reproduce or make copies of all or part of the Confidential Information, except to save the content or file thereof on behalf of Contracting Party.

      Furthermore, Manager may not keep for himself any copy of all or part of the Confidential Information and he shall proceed, upon request by Contracting Party, to return or destroy the aforementioned copies, regardless of their nature.

      Reservation of Intellectual and Industrial Property

4.11 Manager assigns to Contracting Party all the rights to exploit any works subject to protection under the scope of intellectual property, created by Manager during the term of this agreement in virtue of his relationship to Contracting Party, or inherent to its activities, exclusively, including the rights to reproduce, distribute, communicate publicly, and transform.

4.12 Inventions of any type which are patentable or protectable made by Manager during the term of this agreement


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      shall belong to Contracting  Party,  provided that such inventions are the result of a research activity forming part, expressly or implicitly, in whole or in part, of the objective of this agreement.

4.13 Likewise, Contracting Party shall have a right to assume ownership of the inventions subject to protection, or to reserve for itself a right of use thereon, if, even if not an inventive activity forming part of the objective of this agreement, such inventions are related to the activity of Manager at Contracting Party and the obtainment thereof was predominantly influenced by knowledge acquired by him within Contracting Party, and provided that Manager is made aware of its decision to assume ownership or reserve for itself any right of use within a period of three
      (3) months from receipt by Contracting Party of the notification.

4.14 Except in the cases imperatively stipulated by the Patent Act, Manager shall not have a right to any additional compensation whatsoever for the assignment of the rights, inventions, and innovations stipulated in the preceding paragraphs.

      Non-Competition

4.15 During the duration of this agreement, and for a period of two (2) years from the termination date hereof for any cause, Manager undertakes:

      (i) Not to perform any work in connection with any type of advertising / advertising account business (hereinafter called "advertising accounts") or with potential clients, either on his own behalf and interest or through any company where Manager exercises management responsibilities or in which he has interests;

      (ii)  Not to  participate in commercial  acts  competing with  Contracting
            Party;

      (iii) Not  to  request   directly  or  indirectly  that  any  employee  of
            Contracting Party leave his current employment with the company.

      The "advertising accounts" and "potential clients" of this clause refer to the advertising accounts of public or private companies to which
      Contracting Party has provided consulting or other services during the twelve (12) months prior to the termination of this agreement.

4.16  If  Contracting  Party's  clients  are  international   clients,   Manager
      acknowledges  that  Contracting   Parties  may  apply  the  aforementioned
      employment non-competition stipulations internationally.

4.17 For such legal effects as are applicable, it is construed that 15% of Manager's fixed compensation is to compensate for the post-contractual non-competition obligation stipulated in the preceding paragraphs.

      Penalties


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4.18  Any breach by Manager of the  obligations  included in this article  shall give rise to minimum indemnification equal to one year's worth of Manager's fixed compensation at the time the breach occurs, without prejudice to claiming greater amounts in the corresponding judicial forum.

      Reporting Obligation

4.19 Manager undertakes to inform interested third parties regarding his non-competition and confidentiality obligations.

      Specific Obligations

4.20 Manager undertakes to adopt all measures required to comply with the obligations of this clause, and undertakes to notify Contracting Party immediately of any event, whether the event may be according to his wishes or not, which could cause any breaches of confidentiality herein stipulated.

4.21 Silence or lack of action by Contracting Party may not in any case be deemed a relinquishing of Manager's obligations or a precedent.

4.22 Manager acknowledges that a breach of the obligations included in this clause may jeopardize Contracting Party's interests, and he shall be deemed liable for any damages or injuries that may result.

      Scope of Application

4.23 The references contained in this clause to Contracting Party shall be construed as made to Havas Advertising, S.A. as well, and to its affiliates, provided Media Planning Group, S.A. is a company in which Havas Advertising, S.A. has an interest.

      Clause 5th. Social Security

      Temporary Disability

5.1 In case of temporary disability, Manager shall have a right to have contracting party supplement his Social Security benefits, up to reaching 100% of his compensation.

      Retirement and Permanent Disability

5.2 Contracting Party shall guarantee Manager, that once he reaches 65 years of age, or if he is in a situation of permanent disability, he shall receive an economic amount which, added to the pension he receives from Social Security, results in 70% of all his fixed compensation received during the last twelve months prior to the date of his separation for retirement or permanent disability.


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      The pension  supplement  shall be revalued  annually with the official IPC for the previous year.

      In case of death of the retired Manager under the foregoing preferential conditions, if he leaves a widow, a lifetime widow's Pension shall be established in an amount equivalent to 50% of the Supplementary Pension that the retired Manager received on the date of his death.

      Widowhood and Orphandom

5.3 In case of death of Manager while he is still working, his widow and children are guaranteed the right to receive from the following benefits from Contracting Party:

      a) his widow shall have a right to receive, during her lifetime, an economic amount which added to the widow's pension she receives from Social Security, results in 70% of Manager's fixed compensation at the time of his death.

      b) each of his orphaned children younger than eighteen (18) years of age, or in a regular period of university studies, shall have a right to receive an economic amount which added to the orphan's pension they obtain from Social Security, results in 15% of Manager's fixed compensation at the time of his death.

      The sum of the supplementary amounts received by the widow and orphan children, stipulated in paragraphs a) and b), above, may not in any case be more than 100% of Manager's fixed compensation at the time of his death.

      Clause 6th. Termination, Suspension of Agreement and Corporate Succession

      Indemnification to Manager

6.1 In all cases of contractual extinguishment that generate a right to compensation in favor of Manager pursuant to the currently applicable regulations, or which may generate such in virtue of future changes in the regulations, such indemnification shall amount in general to the sum of the following amounts:

      - an amount equivalent to multiplying by TWENTY-FOUR the monthly fixed compensation of Manager at the time the contractual extinguishment;

      - an amount equal to multiplying by TWO the bonus and representation expenses received by Manager in the year immediately prior to the extinguishment of the contract;

      -     The  amount  the  results  from  prorating  the  base  salary,   the
            representation expenses and the bonus corresponding to the pre-notification period stipulated in Clauses 6.7 and 6.8 of this Agreement.


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6.2   By  way  of  example  and  not   exhaustively,   the  following  cases  of
      extinguishment with a right to the indemnification agreed in this clause are listed:

      1.    Going out of business.

      2.    Disciplinary dismissal overturned or voided.

      3.    Extinguishment for objective causes.

      4.    Collective dismissal.

      5.    Force majeure.

      6. Termination of the agreement by Manager based on any of the causes stipulated in paragraphs a), b), and c) of Article 10.3 of Royal Decree 1382/1985. That is to say, for breaches of contract by Contracting Party, including thereunder material modification of the employment conditions under the stipulated regulatory terms.

            In any case, for these resolutive effects both the formal withdrawal of Manager's agency and the de facto removal of the real content of the management functions he performs, shall be construed as the aforementioned material modification of employment conditions.

      7. Contractual termination by Manager based on the cause stipulated in paragraph d) of Article 10.3 of Royal Decree 1382/1985. That is to say, by corporate succession or change of ownership thereof whose effect is a change in its governing bodies or the content and scope of its principal activity, provided that the extinguishment occurs within the three months subsequent to the occurrence of such changes.

      8. Contractual termination by Manager when, for any reason other than that stipulated in the preceding paragraph, such as a change in the capital stock of the Group companies or any other cause, there is a change in Contracting Party's governing bodies or the content and scope of its principal activity, provided that the extinguishment occurs within the three months subsequent to the occurrence of the aforementioned change in capital stock or the occurrence of any other regardless of the cause.

6.3 Likewise Manager may terminate the agreement with a right to the indemnification agreed in Clause 6.1 when, for any reason, the current President-Director General of Havas Advertising, S.A., Mr. Alain de Pouzilhac, ceases to provide his services to Havas Advertising, S.A., provided that the extinguishment occurs within the six months subsequent to the aforementioned removal, severance, or effective extinguishment of the functions of the President-Director General.

6.4 In particular, when Manager was able to exercise but did not exercise the resolutive authority stipulated in numbers 7 and 8 of paragraph 6.2, above, but the agreement is extinguished for any of the other causes cited in paragraphs 6.2 and 6.3, the


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      indemnification  to be received by Manager  shall be that agreed in Clause
      6.1 of this agreement.


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6.5   In any case, the corresponding  severance wages [salarios de tramitacion], plus the liquidation amount that might be pending, shall be added to the indemnification cited in the preceding paragraphs.

6.6 Notwithstanding the aforesaid, this indemnification clause shall not take effect when the agreement is extinguished by resignation of Manager, disciplinary dismissal confirmed or not challenged judicially, or by retirement, death, major or permanent absolute or total disability Manager.

      Advance Notification

6.7 As stipulated in Article 10.1 of Royal Decree 1382/1985, Manager may extinguish the agreement through voluntary resignation, with at least six
      (6) months' advance written notification. Contracting Party shall have a right, in case of full or partial breach of the advance notification duty, to indemnification equivalent to the amount of all the economic compensation corresponding to the time remaining in such period.

6.8 As stipulated in Art. 11 of Royal Decree 1382/1985, Contracting Party may abandon the agreement, notifying Manager of such in writing, with six (6) months' advance notification. If such advance notification is breached in full or in part, it shall be obligated to pay the amount of all economic compensation corresponding to the time remaining in such period.

      Suspension of Agreement

6.9 If as a result of the appointment of Manager to perform functions of the corporate management body, there is a conflict of interest between his special employment relationship with the commercial one inherent to such integration, this special senior-management relationship shall not extinguish, but rather it shall be suspended, the time elapsed being calculated for all effects, such that the suspension period shall be taken into consideration for the effects of seniority, compensation and, if applicable, indemnification.

6.10 If for any reason Manager ceases to be a Director, the suspension of the special employment relationship would be raised, the present agreement taking effect again and the special employment bond being reestablished with the compensation that he would receive if the agreement had been in effect during the entire suspension period.

6.11 In such case, if Contracting Party besides relieving him of his duties as Director, sought to do without Manager's services, it shall pay the indemnification established in this clause as applicable.

      Company Succession

6.12 The present agreement shall bind Media Planning, S.A., and any other applicable company, by express application of Article 44 of the Employee Act in all the cases such article stipulates, and the agreement


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      shall be  maintained  and  respected in its  entirety by the  liquidators, successors, acquirers, etc., of Media Planning Group, S.A., it being committed to give advance notice to third parties of this clause and the obligation to maintain the provisions of this agreement.

6.13 In all the cases mentioned, in addition to the preceding guarantee, it is likewise agreed that Contracting Party and its Group shall be jointly and severally liable with the successor entity, for the indemnification obligations contained in this clause.

6.14 All the aforesaid is agreed without prejudice to the extinctive authority with right to indemnification stipulated in numbers 6, 7, and 8 of Clause
      6.2 of this agreement.

6.15 The agreement shall be maintained as a unique senior-management special employment relationship, without prejudice to Manager's being able to provide his services, which shall necessarily be those appropriate to his position, in another Entity, either those that ipso jure currently form part of Grupo Media Planning Group, or those that might form part of it in the future by horizontal or vertical disaggregation of the existing ones, or be established as new ones in the aforementioned Group or in another manner of association.

      Clause 7th. Legislation

7.1 For all matters not regulated by the present agreement, the provisions of Royal Decree 1382/1985, of August 1, which regulates the special nature of the employment relationships of Senior Management personnel, shall be followed, to whose content the parties expressly subject themselves as a preferentially applicable legal precept, and, in the absence thereof, to general labor law.

      Clause 8th. Jurisdiction

8.1 If this relationship is declared commercial, civil, or a common employment relationship by judicial entities or arbitration, conciliation bodies or an administrative authority, such shall not be an impediment to applying the clauses of this agreement in their entirety, even when the competent jurisdiction is not labor.

AND IN WITNESS WHEREOF the Parties, after having read the document in detail, confirm and sign it in duplicate, both copies having the same force and effect, in the city and on the date indicated at the beginning.


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For Media Planning Group, S.A.                         Manager

/s/ Leopoldo Rodes                                     /s/ Fernando Rodes
Mr. Leopoldo Rodes                                     Mr. Fernando Rodes

/s/ Alain de Pouzilhac
Mr. Alain de Pouzilhac


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